AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION OF
BTHC II ACQUISITION CORP.

BTHC II Acquisition Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.      The name of the corporation is BTHC II Acquisition Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was March 23, 2005.

     2.      Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and having been adopted in accordance therewith, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate. The amendments contained herein have been duly adopted by written consent of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     3.      The text of the Certificate, together with all subsequent amendments, is hereby amended and restated to read in its entirety as follows:

First. The name of the Corporation is “BTHC II Acquisition Corp.”

Second. The address of the Corporation’s registered office is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at such address is The Corporation Trust Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth. The Corporation shall be authorized to issue 40,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).

     The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

A. Common Stock

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B. Preferred Stock

     Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated in one or more certificates of designation (each a “Certificate of Designation”). The voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions and filing of a Certificate of Designation, or alter the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each series, including but without limiting the generality of the foregoing, the following:

1. any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law;

2. different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided;

3. the distinctive designation of such series and the number of shares to constitute such series, which number (except as set forth in the Certificate of Designation with respect to such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors;

4. the rights in respect of dividends, if any, on the shares of such series, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or series of stock of the Corporation, and whether such dividends shall be cumulative or accruing;

5. the right or obligation, if any, of the Corporation to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms, conditions and manner of such redemption;

6. the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

7. the right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Corporation, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

8. the terms of any sinking fund or redemption or repurchase or purchase account, if any, the obligation, if any, of the Corporation to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account, and the terms and conditions of such obligation;

9. the voting powers, if any, of the holders of such series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions as shall be provided in the Certificate of Designation, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock;

10. limitations, if any, on the issuance of additional shares of such series or any shares of any other class or series of stock of the Corporation; and

11. such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

     The number of authorized shares of Preferred Stock may be increased but not decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Certificate of Designation for such series.

     Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

Fifth. For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

B. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed exclusively by one or more resolutions adopted by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

C. Term of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall be elected at each annual meeting of stockholders for a term of one year; provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

D. Quorum. The greater of (1) a majority of the directors at any time in office and (2) one-third of the number of directors fixed pursuant to Section B of this Article FIFTH shall constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

E. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Amended and Restated Certificate of Incorporation.

F. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may not be removed without cause, and may be removed with cause by the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

G. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorships in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

H. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

I. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article FIFTH.

Sixth. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware or (D) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment, alteration, change or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Seventh. The Corporation shall provide indemnification as follows:

A.	Scope of Indemnification.

1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation, which is covered by subsection (2) below) by reason of the fact that the person is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, an agent of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, an agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, an agent of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, an agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court of competent jurisdiction shall deem proper.

3. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

4. Any indemnification under subsections (1) and (2) above (unless ordered by a court of competent jurisdiction) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (1) and (2) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.

5. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil criminal, administrative or investigative action, suit or proceeding may, if approved by the Board of Directors, be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section A. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and, at the election of the Board of Directors, agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section A shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

7. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or, at the election of the Board of Directors, agents, or is or was serving at the request of the Corporation as a director, officer or employee or, at the election of the Board of Directors, agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Section A.

8. For purposes of this Section A, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or, at the election of the Board of Directors, agents, so that any person who is or was a director, officer or employee or, at the election of the Board of Directors, agent, of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee or, at the election of the Board of Directors, agent, of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

9. For purposes of this Section A, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer or employee or, at the election of the Board of Directors, agents of the Corporation which imposes duties on, or involves services by, such director, officer or employee or, at the election of the Board of Directors, agents with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section A.

10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section A shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee or, at the election of the Board of Directors, agents and shall inure to the benefit of the heirs, executors and administrators of such a person.

11. The Delaware Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Court of Chancery may summarily determine the Corporation’s obligation advance expenses (including attorneys’ fees).

B. Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article, the Corporation shall not indemnify under this Article a person for any liability incurred in a proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or “amicus curiae” by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

C. Payment of Indemnification. Any person entitled to indemnification under Section A shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the Secretary.

D. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Article or otherwise is applicable but for any reason is held to be unavailable, the Corporation shall contribute to the liabilities to which the person entitled to indemnification under Section A may be subject, in such proportion as is appropriate to reflect the intent of this Article or otherwise.

E. Discharge of Duty. A person entitled to indemnification under Section A shall be deemed to have discharged such person’s duty to the Corporation if he or she has relied on information, advice or an opinion, report or statement prepared by:

1. one or more officers or employees of the Corporation whom such person believes to be reliable and competent with respect to the matter presented;

2. legal counsel, public accountants or other persons as to matters that the such person believes are within the person’s professional or expert competence; or

3. a committee of the Board of Directors as to matter within its area of responsibility.

F. Amendment or Repeal. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation, this Article shall not be repealed or amended or modified to limit the indemnification rights provided hereunder except upon the affirmative approval of the holders of three-quarters of the stock of each class entitled to vote thereon. All rights to indemnification under this Article shall be deemed a contract between the Corporation and the person entitled to indemnification under Section A pursuant to which the Corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

G. Reliance on Provisions. Each person who shall act as a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

H. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

I. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

Eighth. Stockholders of the Corporation may take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

Ninth. The Corporation is to have perpetual existence.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged this 8th day of November, 2005 in its name by its duly authorized officer.

BTHC II ACQUISITION CORP. By: /s/ Nicholas Landekic Name: Nicholas Landekic Title: President & CEO